Filed Pursuant to Rule 424(b)(3)

Registration No. 333-264456

APOLLO REALTY INCOME SOLUTIONS, INC.

SUPPLEMENT NO. 10 DATED DECEMBER 23, 2024

TO THE PROSPECTUS DATED APRIL 29, 2024

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Apollo Realty Income Solutions, Inc., dated April 29, 2024 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to “we,” “us,” or “our” refer to Apollo Realty Income Solutions, Inc. and its consolidated subsidiaries unless the context specifically requires otherwise.

The purpose of this Supplement is to provide updates on our management.

Management Update

On December 19, 2024, Dr. Randy Anderson, our Co-Chief Executive Officer, Co-President and one of our directors informed us of his intent to resign from his positions as Co-Chief Executive Officer, Co-President and as a member of our board of directors (the “Board”), effective as of December 31, 2024 (the “Effective Date”). On December 19, 2024, the Board appointed Jess Lipsey to the positions of our Chief Executive Officer and President and elected him to the Board, each effective as of the Effective Date. As of the Effective Date, Mr. Lipsey will be Chief Investment Officer of ARIS Management, LLC (the “Adviser”), Benjamin Israel will be Deputy Chief Investment Officer of the Adviser, and the Adviser’s investment committee will be comprised of Benjamin Israel, Jess Lipsey, Spencer Propper and Stuart Rothstein.

Jess Lipsey, 43, has served as the Co-Chief Investment Officer of the Adviser since June 2022. Mr. Lipsey is a Partner at Apollo, where he is a member of the Real Estate group and holds responsibility for sourcing, executing and monitoring investments. Prior to joining Apollo in 2010, Mr. Lipsey worked at Lehman Brothers Real Estate Partners, where he was involved in the acquisition and asset management of equity and structured debt investments across the US. Previously, he was an analyst in the Real Estate Investment Banking Group at Wachovia Securities, where he participated in advisory and financing assignments on behalf of private and public companies. Mr. Lipsey has served on the Boards of Directors of Newport Parent Corporation, La Costa Capital Partners, LLC, and Inspire Realty Services, Inc., since July 2021, March 2024, and November 2024, respectively. Mr. Lipsey graduated magna cum laude from Washington and Lee University with a BS in Business Administration and Accounting. Mr. Lipsey was selected to serve on our board of directors because of his extensive leadership experience and real estate investment expertise.